                       CONFIDENTIAL TREATMENT REQUESTED

[*] Denotes information for which confidential treatment has been requested pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Confidential portions omitted have been filed separately with the Commission.

                                                                   Exhibit 10.12
                                                     Netscape Agreement # 004891
                               SERVICES AGREEMENT

This SERVICES AGREEMENT is made and entered into as of the 1st day of October 1998 (the "Effective Date") between Netscape Communications Corporation ("Netscape"), a Delaware corporation with offices at 501 E. Middlefield Road, Mountain View, California 94043, and Intraware Inc., a Delaware corporation ("Intraware"), with offices at 25 Orinda Way, Orinda California 94563.

WHEREAS, Netscape is in the business of developing and offering for sale certain software products and related support services;

WHEREAS, Intraware is in the business of developing and offering for sale worldwide proactive software update and management services to end users through its SubscribNet-Registered Trademark- service; and

WHEREAS, Netscape desires to obtain, and Intraware desires to provide, worldwide subscriptions of Intraware's SubscribNet-Registered Trademark- to Non-consumer Customers of Netscape (as defined below);

NOW THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE 1
                                 DEFINITIONS

For purposes of this Agreement, terms used and not otherwise defined herein shall have the following meanings:

     " Agreement" or "this Agreement " shall mean this Services Agreement and the following attachments:

          Attachment A "Statement of Work"
          Attachment B Third Party Products
          Attachment C Netcenter General Terms
          Attachment D Escrow Agreement

" Channel Distributor " shall mean any Netscape authorized distributor or reseller of Netscape Products, or any Netscape authorized distributor or reseller of Third Party Products on behalf of Netscape, other than Intraware, who has purchased a license from Netscape to sell such Netscape and Third Party Products.

" Confidential Information " shall mean this Agreement and all information about Intraware Products and Netscape Products, as well as Intraware and Netscape services, customers, strategy, research, development, methods of manufacture, trade secrets, business plans, finances, personnel data, and other material or information considered confidential by either party. Confidential Information also includes any third party confidential information disclosed to either party under this Agreement.

" End Users " shall mean all Non-consumer Parties who have a Netscape maintenance subscription for their license to use Netscape Products which they acquired from Netscape or a Channel Distributor, as well as all Non-consumer Parties who obtain a maintenance subscription to Third Party Products for which they currently own a license through Netscape or a Channel Distributor.

"EVENT OF DEFAULT " shall have the meaning contained in Section 9.1.

"INTRAWARE CUSTOMER " shall mean any party who receives any product or service directly or indirectly from Intraware or its non-Netscape partners or who becomes an Intraware Customer under Section 2.7.

"INTRAWARE PRODUCTS " shall mean any Intraware software that Intraware will use in connection with the Services, including, without limitation, its SubscribNet-Registered Trademark- products, and any major and minor updates or functional supersets to any such products.

"NETSCAPE CUSTOMER DATA " shall have the meaning set forth in Section 2.7.

"NETSCAPE PRODUCTS " shall mean all current, commercially available Netscape software products listed on its then-current price list in the Territory. If at any time during the Term, Netscape sells, assigns or otherwise transfers its right to distribute directly or through Channel Distributors any such products listed Netscape's applicable North America price list, such Netscape products shall cease to be "Netscape Products" under this Agreement.

"NETSCAPE UPDATES " shall mean major and minor updates, if any, or any functional supersets, to the Netscape Products or to Third Party Products. "Major Updates" involve additions of substantial functionality while "Minor Updates" do not. Major Updates are designated by a change in the number to the left of the decimal point of the number appearing after the product name while Minor Updates are designated by a change in such number to the right of the decimal point. Minor Updates shall also include bug patches and bug fixes as mutually agreed upon. Netscape is the sole determiner of the availability and designation of an update as a Major or Minor Update. Major Updates exclude software releases which are reasonably designated by Netscape as new products. Where used herein, "Netscape Updates" shall mean Major Updates and Minor Updates interchangeably.

"NETSCAPE'S WEB SITE " shall mean the collection of Local Language HTML documents targeted at end users in the Territory and currently accessible by the public via the Internet at the URL http://home.netscape.com and/or at such other URL or locations as Netscape may designate. Netscape's Web Site does not include any future technologies or future uses of existing technologies which might embody a collection of documents (other than HTML documents) on the Internet.

"NON-CONSUMER CUSTOMER / NON-CONSUMER PARTY " shall mean any party or customer who licenses 10 or more copies and/or seats of a Netscape client product, or a purchaser of any other Netscape Product.

"SERVICES " shall mean the services to be provided by Intraware in accordance with Article 2, Article 4 and the Statement of Work identified on Attachment A.

"SUBSCRIBNET -Registered Trademark- " shall mean Intraware's software subscription update service for Non-consumer Customers.

"SUBSCRIBNET -Registered Trademark- UPDATES " shall mean enhancements to SubscribNet-Registered Trademark-.

"SUBSCRIPTION " shall mean an offering by Netscape of SubscribNet-Registered Trademark- that entitles End Users, upon entering into a maintenance agreement with Netscape, to receive Netscape Updates for the number of users for which each such End User has received a license to a Netscape or Third Party Product.

"TERRITORY " shall mean worldwide.

"THIRD PARTY PRODUCTS " shall mean all third party vendor products currently distributed by Netscape, or by a hannel Distributor from Netscape's worldwide price list as of the Effective Date and/or September 30, 1998, which products are listed on Attachment C. If at any time during the Term, Netscape sells, assigns, ceases selling or otherwise transfers its right to distribute directly or through Channel Distributors products from any third party vendor listed on Attachment B, such vendor's products shall cease to be "Third Party Products" under this Agreement.

                                ARTICLE 2
                                SERVICES

2.1 GENERAL . Intraware shall perform the Services in accordance with the terms and conditions set forth herein and in the Statement of Work only for such Netscape Products and, subject to Sections 2.8 and 2.9, Third Party Products as are set forth on Attachment B to this Agreement. [*]

2.2 EXCLUSIVITY . During the Term, as between other third parties, Intraware shall have an exclusive right to provide subscription services to Netscape's non-consumer Customers. However, Netscape reserves the right to provide for itself services similar to the Service.

2.3 TERMS OF DISTRIBUTION . Netscape and Intraware shall offer the Subscription to End Users through Netscape's maintenance agreement, and as soon as practicable after the Effective Date such agreement will clearly state on behalf of each party and for the benefit of Channel Distributors that maintenance includes the SubscribNet-Registered Trademark- service. End Users will be able to access the Services through the co-branded Netscape SubscribNet site through Netscape's Insight, and/or Netscape's Netcenter at a URL to be mutually agreed, however, the URL will include the SubscribNet name and the Netscape.com domain, such as: http://SubscribNet.Netscape.com". The Service may also be accessed through other URLs on Netscape's Web Site, URLs contained in email notifications and/or through such other sites within Netscape's Web Site as Netscape may specify from time to time. For reporting purposes, all traffic on the co-branded site shall be considered to be Netscape traffic, however, Intraware may use aggregated traffic data for the purposes and in the manner set forth in Attachment C.

2.4  SUBSCRIBNET -Registered Trademark- UPDATES . [*] Such
SubscribNet-Registered Trademark- Updates will be distributed in the same manner as the Services are distributed under this Agreement.

2.5 PERSONNEL . Each party shall provide adequate resources to assure its performance under this Agreement. Towards this goal, the parties will designate the resources set forth in this Section 2.5 and in the statement of work.

     (A) Netscape Personnel . Netscape will designate an Operations Program Manager for the implementation of this Agreement and to insure the success of the Services. Netscape will further designate a marketing representative to approve content and other marketing related issues.

     (B) Intraware Personnel . Intraware will assign a dedicated Operations Program Manager for the implementation of this Agreement and to insure the success of the Services. Intraware will further assign a dedicated marketing representative to approve content and other marketing related issues.

2.6 Monthly Reviews . During the initial Term, Netscape and Intraware shall meet to conduct monthly reviews at Intraware's and Netscape's primary business addresses in alternating order to discuss and adjust metrics and performance as provided in the Statement of Work and to coordinate management information systems or other operational processes arising out of this Agreement. Each party will bear its own travel or other costs associated with attending any such meetings. In any renewal Term, the parties shall mutually agree upon the frequency and scope of periodic reviews.

2.7  END USER DATA :

     (A) Except as expressly provided in this subparagraph (A), all customer data, including channel transaction data, added to the Netscape/SubscribNet-Registered Trademark- Service or existing from Netscape on the date hereof will be considered Netscape data ("Netscape Customer Data") and shall be solely owned by Netscape, [*] If a Netscape customer is also, independently, an Intraware Customer , and requests that it's account be handled through Intraware, then, [*] such customer data shall be owned jointly by Intraware and Netscape. All such data shall constitute "Confidential Information" and shall be subject to the end user and privacy guidelines set forth in Attachment C-1.

     (B) Intraware will implement procedures reasonably acceptable to Netscape, and use reasonable commercial efforts, to distinguish channel transaction data files between Netscape Customers and Intraware Customers.

     (C)  [*]

2.8 THIRD PARTIES . Notwithstanding anything in this Agreement to the contrary, Intraware may perform Services hereunder for Third Party Products only if and to the extent Netscape is authorized to enable electronic download of Third Party Products. The parties will mutually agree whether and the terms upon which additional third party vendor products shall be added to the definition of "Third Party Products" under this Agreement.
2.9 CHANNEL DISTRIBUTORS . Notwithstanding anything in this Agreement to the contrary, Netscape's arrangements with its Channel Distributors may not permit Intraware to electronically distribute Netscape Products, in which case such arrangement shall be excluded from the Services. In addition, Netscape shall be obligated to provide Intraware with information or access to Third Party data or information hereunder only to the extent authorized by each Channel Distributor.

2.10 END USERS . Should a Non-consumer Party obtain a license to a Third Party Product through Netscape or a Channel Distributor after the Effective Date, and should such Non-consumer Party wish to acquire a maintenance subscription from Netscape or a Channel Distributor to receive the SubscribNet-Registered Trademark- services, upon approval by Intraware and receipt by Intraware of [*] (or such other percentage and terms as the parties may agree) of the "net Subscription sales price" from Netscape for each such Non-consumer

Party, such additional Non-consumer Party will become an End User. "Net Subscription sales price" means the price indicated in an invoice for any sale of a Netscape Product, i.e., the gross sales price less applicable discounts, but excluding rebates, if any.

2.11 REPORTING/ACCESS . Netscape will have full access to the systems data records, and such records will be reasonably compatible with Netscape systems as specified in the Statement of Work. Intraware will provide Netscape with an online and flexible direct interface to this data through a reporting tool as set forth in the Statement of Work. In addition, there will be certain Netcenter traffic reporting requirements set forth in Attachment

                                 ARTICLE 3
                           TERM AND TERMINATION

3.1  TERM . Unless sooner terminated in accordance with this Article or
Article 9 (Default), the term of this Agreement (the "Term") shall commence on the Effective Date and shall continue for a period of one year thereafter. This Agreement may be renewed for two additional one year periods upon mutual agreement of the parties; however:

     (A) If the parties fail to mutually agree upon renewal after the initial Term, then Intraware shall be obligated to continue to perform the Services for a period of six months after the Effective Date and Netscape will pay Intraware on a pro-rated basis the payments payable hereunder, excluding the initial payment set forth in Section 5.2 (i.e., [*] pro-rated over the Term, payable monthly for six months); and

     (B) If the parties agree on a renewal Term, the price for the Services shall not exceed 10 percent of Netscape's Subscription revenue over the preceding Term.

3.2  TERMINATION .

(A) For Convenience. This Agreement may be terminated by Netscape for convenience upon ninety (90) calendar days prior written notice to Intraware, and in such event, Netscape shall pay Intraware for the Services based upon the pro rata portion of fees earned by Intraware through the effective date of termination.

(B) With Cause. If this Agreement is terminated by Netscape for cause by reason of an Event of Default, as set forth in Article 9, Intraware will pay to Netscape on a pro-rated basis the payments payable hereunder, excluding the initial payment set forth in Section 5.2, (i.e., [*], pro-rated over the Term, payable monthly for 90 days). Any termination, however, shall not relieve either party from any obligations hereunder that survive termination under Section 16.3 hereof.

3.3 TECHNOLOGY ESCROW . Intraware agrees that the entire source code for SubscribNet and other Intraware Products, together with all related listings and documentation, as it now exists or hereafter becomes available including, but not limited to, the then current version(s) of such products being used by Intraware in the performance of the Services ("Escrow Materials") will be deposited, maintained and updated at Netscape's expense in escrow pursuant to the form of Escrow Agreement to be mutually agreed between the parties and attached hereto as Attachment D. Intraware shall deposit the Escrow Materials within sixty (60) days of the Effective Date or, in the case of updates to the Service, within 60 days after commercial release of such updates.

                                     ARTICLE 4
                             NETCENTER RESPONSIBILITIES

4.1 Co-Branding . A co-branded name using the format "Netscape [generic name] by SubscribNet-Registered Trademark-" will be mutually agreed between the parties for use on the co-branded Netscape/SubcribNet-Registered Trademark- site and throughout all communications and materials, including but not limited to marketing materials and price lists, relating to the Services. All use of the SubscribNet-Registered Trademark- brand by Netscape will be subject to trademark guidelines provided by Intraware, and all use of the "Netscape" trademark will be subject to trademark guidelines provided by Netscape. Intraware shall not independently use the Netscape name without Netscape's prior written consent unless such use occurs in connection with Intraware's advertising sales and promotional efforts on behalf of the Service. The co-branding will be subject to Netscape's then-current design guidelines as set forth in Attachment C. Each party's trademarked portion of the co-brand shall remain generally consistent in terms of relative size in comparison with the marks contained in the mock-up provided as part of Attachment C.

4.2 Technical Support . Intraware will provide technical support to Netscape to ensure that content is correctly received and displayed by Netscape. Intraware shall provide technical support services for the Service to Netscape on a timely basis, appoint a technical contact to whom Netscape may address all technical questions relating to the Service, and use reasonable commercial efforts to promptly remedy any material malfunctioning of the Service. Intraware shall be solely responsible for the purchase, implementation, maintenance and support of all software and hardware required to fulfill its obligations under the Agreement.

4.3 Service Implementation . Intraware shall provide consistent Services on the co-branded site on Netscape's Web Site. All content supplied by Intraware for the Service will meet Netscape's specifications with regard to page size, loading speed and speed of access to database driven content as Netscape may, from time to time, set forth in Attachment C; provided that such obligations shall not be materially more restrictive than the current features, unless the parties otherwise mutually agree. Intraware shall be responsible for the production, technology deployment, content programming, and creation of graphic user interfaces of the Service; all in accordance with Netscape's then-current guidelines. The Service shall use substantially the same technology and advantages that Intraware uses in its own proprietary SubscribNet service(s), if any, unless otherwise mutually agreed by the parties. The Service shall not be disadvantaged or suffer from inferior production, programming or performance relative to Intraware's similar services, or any similar service that Intraware might make available to, or operate on behalf of, third parties. The Service shall perform substantially in accordance with the performance standards of its own proprietary services, including, but not limited to, load time, timeliness of content, and quality of programming. Intraware's obligation to produce the Service, including production services, technology deployment and content programming that meets or exceeds standards established by Intraware on Intraware's Web Site or services (or any web site or services Intraware manages for any third party) and general industry standards is a material obligation of Intraware under this Agreement.

4.4 LICENSE GRANT . During the Term, Intraware grants to Netscape the non-exclusive, worldwide and royalty-free right to store, display, perform, and otherwise use the data, information, content or other intellectual property provided by Intraware for use within the Service or Netcenter.

4.5 NETCENTER GENERAL TERMS . The parties agree and accept the Netcenter General Terms provided herewith as Attachment C.

                                     ARTICLE 5
                                   PAYMENT TERMS


5.1 PRICE . In consideration for the Services performed hereunder and subject to the terms and conditions hereof, Netscape shall pay Intraware eight million dollars ($8,000,000) for the Services.


5.2 PAYMENT TERMS . Netscape will pay Intraware an initial payment in the amount of [*] on or before September 30, 1998. Ninety days after the Effective Date of this Agreement, Netscape will pay Intraware [*]. One Hundred and Eighty Days after the Effective Date of this Agreement, Netscape will pay Intraware [*]. Two Hundred and Seventy days after the Effective Date of this Agreement, Netscape will pay Intraware [*]. All payments made by Netscape hereunder will be made by wire transfer to the bank specified by Intraware. A finance charge of one and one-half percent (1.5%) per month, or the lawful limit if less, shall be assessed on all amounts that are past due, and Intraware shall be responsible for collection costs if applicable. Interest shall be calculated from the invoice due date to the date payment is received.

                                     ARTICLE 6
                            REPRESENTATIONS AND WARRANTY

6.1 INTRAWARE'S REPRESENTATIONS AND WARRANTY Intraware represents and/or warrants to Netscape, as appropriate, as follows:

     (A) NO RESTRICTIONS. Intraware represents that it is not under any obligation or restriction which would in any way interfere with or be inconsistent with its performance obligations under this Agreement.

     (B) SERVICES . Intraware warrants that the Services, whether performed by Intraware or subcontractors, shall be performed in a professional and workmanlike manner, with all due skill and care, and will meet or exceed the specifications set forth in the Statement of Work and any documentation provided by Intraware.

     (C) INTRAWARE PRODUCTs . Intraware warrants that (i) the media on which the Intraware Products are delivered will be free of defects in material and workmanship, (ii) the Intraware Product(s) will function in accordance with the specifications for the Intraware Product(s) in applicable documentation, and
(iii) any documentation provided with the Intraware Product(s) shall be accurate in all material respects. In the case of a breach of the warranties in this subsection (C), Intraware shall repair or replace nonconforming, unsuitable or inaccurate Intraware Product(s) or documentation within a reasonable period of time (not to exceed ten (10) days) of receipt of written notice of such condition.

     (D) YEAR 2000 . Intraware warrants that the current version of the Intraware Products, including the SubscribNet software, contain functionality, including the time-and-date-related code, needed for the December 31, 1999 to January 1, 2000 date change; provided the underlying operating system of the host machine, and any non-Intraware-owned software provided with or in the host machine or Product(s), also contain functionality, including the time-and-date-related code, needed for the December 31, 1999 to January 1, 2000 date change. The sole and exclusive remedy for any breach of this warranty is repair or replacement of the affected Product(s), excluding any non-Intraware-owned software or underlying operating system. This warranty is null and void if Netscape alters, modifies or misuses any portion of the Product(s).

     In the case of a breach of the warranty described in this subsection (D), Intraware shall use reasonable efforts to modify the Intraware Products such that the Intraware Product(s) is Year 2000 Compliant. [*]

     (E) THE WARRANTIES CONTAINED IN THIS ARTICLE 6 AND ATTACHMENT C ARE THE ONLY WARRANTIES GIVEN TO NETSCAPE IN CONNECTION WITH THIS AGREEMENT AND THE SERVICES PERFORMED HEREUNDER. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED.

6.2 NETSCAPE'S REPRESENTATIONS AND WARRANTY Netscape represents and/or warrants to Intraware, as appropriate, as follows:

          (A) USE OF USER INTERFACE. At no time during the term of the Agreement, or at any time thereafter, will Netscape copy, modify or otherwise utilize the SubscribNet-Registered Trademark- user interface.

          (B) NO RESTRICTIONS. Netscape represents that, except as provided in Sections 2.8 and 2.9, it is not under any obligation or restriction that would in any way interfere with or be inconsistent with its performance obligations under this Agreement.

                                     ARTICLE 7
                              CONFIDENTIAL INFORMATION

     7.1 Each party agrees not to use directly or indirectly or reproduce the Confidential Information of the other for any purpose except for carrying out the terms of this Agreement and agrees not to disclose the Confidential Information of the other to any third parties except in accordance with this Agreement.

     7.2 Each party agrees to use its best efforts to protect such Confidential Information from disclosure to third parties. Disclosures of the Confidential Information shall be restricted to the parties' employees who are directly participating in the efforts covered by this Agreement, have a need to know such Confidential Information and are bound by the provisions of this Article 7.

     7.3 The limitations on reproduction, disclosure, and use of the Confidential Information shall lapse upon the occurrence of one of the following:

          (1) If such Confidential Information is publicly available or later becomes publicly available other than through a breach of this Agreement; or

          (2) If the disclosing party generally furnishes its Confidential Information to a third party without similar confidentiality restrictions on the third party's rights; or

          (3) If disclosure of such Confidential Information is compelled by court order or judicial or administrative process; or

          (4) If such Confidential Information is independently developed by the receiving party subsequent to such disclosure without use of Confidential Information disclosed hereunder; or

          (5) If such Confidential Information is lawfully obtained by the receiving party from a third party without obligations of confidentiality.


                                     ARTICLE 8
                                  INDEMNIFICATION

     8.1 Each party (the "indemnitor") will indemnify and hold harmless the other party (the "indemnitee") from and against (a) losses, damages, judgments, settlements, attorney's fees, costs, and expenses which the indemnitee may sustain, incur, or be required to pay, arising out of or in connection with claims for personal injury or damage to real or tangible property resulting from negligent action or inaction of the indemnitor or a person employed by the indemnitor in the performance of this Agreement; (b) a breach of any of the representations and warranties made by either party hereunder; or (c) in the case of Intraware, any third party claim arising from the Service; and (d) any material, content, or any content to which a party can link, supplied by either party in connection with this Agreement.

8.2 Intellectual Property Indemnity:

     8.2.1. Intraware Indemnity. Intraware shall defend or settle, at its option, any action brought against Netscape to the extent it is based on a claim that use, reproduction or distribution by Netscape of the Intraware portion of the Intraware Products furnished hereunder within the scope of a license granted hereunder directly infringes any valid U.S. copyright, U.S. patent or U.S. trade secret. Intraware shall also defend any action brought against Netscape to the extent that it is based on a claim that the Intraware trademark(s) Netscape is licensed to use hereunder directly infringes any valid United States trademark. Intraware will pay resulting costs, damages and legal fees finally awarded against Netscape in such action which are attributable to such claim provided that Netscape: (a) promptly (within twenty (20) days) notifies Intraware in writing of any such claim and Intraware has sole control of the defense and all related settlement negotiations; and (b) cooperates with Intraware, at Intraware's expense, in defending or settling such claim.

     Should an Intraware Product become, or be likely to become in Intraware's opinion, the subject of infringement of such U.S. patent, copyright, trademark or trade secret, Intraware may procure for Netscape: (i) the right to continue using the same; or (ii) replace or modify it to make it non-infringing. In the event that Intraware shall reasonably determine that neither (i) nor (ii) above is commercially practicable, Intraware may terminate the license for the infringing Intraware Product and refund Netscape for the fees that Netscape has paid hereunder (excluding the initial payment) up to [*]. Intraware shall have no obligation or liability for, and Netscape shall defend, indemnify and hold Intraware harmless from and against any claim based upon: (a) use of other than the then current, unaltered version of the Intraware Product, unless the infringing portion is also in the then current, unaltered release; (b) use, operation or combination of Intraware Products with non-Intraware programs, data, equipment or documentation if such infringement would have been avoided but for such use, operation or combination; (c) Netscape's or its agent's activities after Intraware has notified Netscape that Intraware believes such activities may result in such infringement; (d) compliance with Netscape's designs, specifications or instructions; (e) any modifications or marking of the Intraware Products not specifically authorized in writing by Intraware; (f) Netscape's use of any trademarks other than those set forth hereunder; or (g) third party software. The foregoing states the entire liability of Intraware and the exclusive remedy of

Netscape with respect to infringement of any intellectual property rights, whether under theory of warranty, indemnity or otherwise.

     8.2.2. Netscape Indemnity. Netscape shall defend or settle, at its option, any action brought against Intraware to the extent it is based on a claim that use, reproduction or distribution by Intraware of the Netscape portion of the Netscape Products furnished hereunder within the scope of a license granted hereunder directly infringes any valid U.S. copyright, U.S. patent or U.S. trade secret. Netscape shall also defend any action brought against Intraware to the extent that it is based on a claim that the Netscape trademark(s) Intraware is licensed to use hereunder directly infringes any valid United States trademark. Netscape will pay resulting costs, damages and legal fees finally awarded against Intraware in such action which are attributable to such claim provided that Intraware: (a) promptly (within twenty (20) days) notifies Netscape in writing of any such claim and Netscape has sole control of the defense and all related settlement negotiations; and
(b) cooperates with Netscape, at Netscape's expense, in defending or settling such claim.

     Should a Netscape Product become, or be likely to become in Netscape's opinion, the subject of infringement of such U.S. patent, copyright, trademark or trade secret, Netscape may procure for Intraware: (i) the right to continue using the same; or (ii) replace or modify it to make it non-infringing. In the event that Netscape shall reasonably determine that neither (i) nor (ii) above is commercially practicable, Netscape may terminate the license for the infringing Netscape Product and pay Intraware an amount representing the fees that Netscape has paid hereunder (excluding the initial payment) up to [*]. Netscape shall have no obligation or liability for, and Intraware shall defend, indemnify and hold Netscape harmless from and against any claim based upon: (a) use of other than the then current, unaltered version of the Netscape Product, unless the infringing portion is also in the then current, unaltered release; (b) use, operation or combination of Netscape Products with non-Netscape programs, data, equipment or documentation if such infringement would have been avoided but for such use, operation or combination; (c) Intraware's or its agent's activities after Netscape has notified Intraware that Netscape believes such activities may result in such infringement; (d) compliance with Intraware's designs, specifications or instructions; (e) any modifications or marking of the Netscape Products not specifically authorized in writing by Netscape; (f) Intraware's use of any trademarks other than those set forth hereunder; or
(g) third party software. The foregoing states the entire liability of Netscape and the exclusive remedy of Intraware with respect to infringement of any intellectual property rights, whether under theory of warranty, indemnity or otherwise.

     8.2.3 Neither party will have any liability to the other for any claim of infringement in this Section 8.2 based on (i) the other party's continued use or distribution, as the case may be, of a superseded product after the indemnifying party has given reasonable notice and a reasonable opportunity to update its use, or an altered release, except for such alteration(s) or modification(s) which have been made by the indemnifying party or under the indemnifying party's direction, if such infringement would have been avoided by the use of a current, unaltered release of such product, or (ii) the combination, operation, or use of any Services furnished under this Agreement with programs or data not created by the indemnifying party if such infringement would have been avoided by the use of the Services without such programs or data.

                                     ARTICLE 9
                                      DEFAULT

     9.1 EVENT OF DEFAULT . An "Event of Default" shall occur under any of the following conditions:

     (A) Either party fails to perform any material obligation to be performed by it hereunder within thirty (30) days after written notice from the other party that time for such performance has passed or, if no such time is prescribed, within thirty (30) days after written notice from the other party.

     (B) Either party becomes insolvent or unable to pay its debts as they become due, makes an assignment for the benefit of creditors or files a petition in any insolvency proceeding or in any bankruptcy, reorganization, scheme of arrangement or reconstruction, or similar proceeding.

     (C) A receiver, manager or liquidator is appointed for any of a party's assets or a petition is filed in any insolvency, bankruptcy, reorganization, scheme of arrangement, reconstruction or similar proceeding, and such receiver, manager or liquidator is not discharged, or such petition is not withdrawn, within ninety (90) days after such appointment or filing.
9.2 Remedy . If either party causes to occur an Event of Default as specified in Section 9.1, then the non-defaulting party, at its option, shall have the right to terminate this Agreement by written notice as provided in Section 3 and pursue any other remedy hereunder or otherwise available to it at law or in equity. 9.3 Compensation . Intraware hereby expressly agrees and acknowledges that, except as provided in Section 3 and in this Section 9.3, termination of this Agreement by either party shall not entitle it to any termination compensation or to any payment in respect of any goodwill established by Intraware during the Term or render Netscape liable for damages on account of any loss of prospective profits or on account of any expenditure, investment or obligation incurred or made by Intraware, or otherwise.

                                 ARTICLE 10
                           LIMITATION OF LIABILITY

EXCEPT FOR A BREACH OF SECTIONS 7 (CONFIDENTIALITY), 8 (INDEMNIFICATION) AND 11 (OWNERSHIP):

(A) EACH PARTY'S LIABILITY FOR DIRECT DAMAGES UNDER THIS AGREEMENT WILL IN NO EVENT EXCEED [*]; AND

(B) NEITHER INTRAWARE NOR NETSCAPE WILL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST DATA OR LOST PROFITS, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR FOR ANY SIMILAR CLAIM AGAINST LICENSEE BY ANY OTHER PARTY.

                                 ARTICLE 11
                                 OWNERSHIP

     11.1 NETSCAPE OWNERSHIP . Intraware shall acquire no rights in and to the Netscape Products or the Netscape Customer Data, and all ownership rights in and to the Netscape Products, Netscape Customer Data and any marketing or customer data generated hereunder shall remain with Netscape or its licensors, as appropriate. Intraware agrees that it shall not (i) sell, transfer or assign any of same or any rights or interest therein, or (ii) create or suffer to exist any liens with respect to the Netscape Products or its programs or publications, except in accordance with this Agreement or the specific instructions of Netscape or its licensor hereunder or statutory or common law liens resulting from Netscape's failure to pay Intraware invoices. Intraware acknowledges that Netscape (or its licensor) is the owner of all intellectual and proprietary rights in the Netscape Products or its programs and publications, including source and object code, trademarks, copyrights and patents relating to the Netscape Products or its programs and publications, and that neither this Agreement nor performance of the Services hereunder shall directly or indirectly create in or for Intraware any right, title or interest therein, other than in accordance with the statutory or common law liens referenced above.

     11.2 Intraware Ownership . Except as expressly stated herein, Netscape shall acquire no rights in and to the Intraware Products or the Intraware Customer data, and all ownership rights in and to such Intraware Product shall remain with Intraware or its licensors, as appropriate. Netscape agrees that it shall not (i) sell, transfer or assign any of same or any rights or interest therein, or (ii) create or suffer to exist any liens with respect to the Intraware Products or its programs or publications, except in accordance with this Agreement or the specific instructions of Intraware or its licensor hereunder or statutory or common law liens resulting from Intraware's failure to pay Intraware invoices. Intraware acknowledges that Intraware (or its licensor) is the owner of all intellectual and proprietary rights in such Intraware Product, including source and object code, trademarks, copyrights and patents relating to the Intraware Products or its programs and publications, and that neither this Agreement nor performance of the Services hereunder shall directly or indirectly create in or for Intraware any right, title or interest therein, other than in accordance with the statutory or common law liens referenced above.

                               ARTICLE 12
                                DISPUTES

Should any dispute or differences arise from this Agreement or any performance thereunder, the parties shall first attempt to arrive at an amicable settlement, as follows. A party shall identify the existence of a dispute by notifying the other party in writing. Upon such notice, the matter shall be referred to a senior executive officer of each party whose responsibilities are not in the profit center that is the subject of the dispute, for oral presentations (with minimal written support such as briefing charts or summary sheets). No outside counsel may appear during this informal process.

If at the completion of such presentation such officers cannot resolve this dispute, then either party may refer the dispute to non-binding mediation conducted by JAMS/EndDispute in Santa Clara County, California (the "Venue"). The parties will share the costs of mediation. If the dispute is not resolved after 45 days of mediation, the parties will refer the dispute to binding arbitration by JAMS/EndDispute in the Venue. The results of any arbitration will be final and non-appeallable, except that either party may petition any court of competent jurisdiction in the Venue to review any decision relating to intellectual property matters (including the scope of license rights), vacating or modifying erroneous conclusions of law or findings of fact not supported by substantial evidence. The arbitrator may fashion any legal or equitable remedy except punitive or exemplary damages, which both parties waive. The arbitrator will render a written decision, which may be entered in and enforced by any court of competent jurisdiction, but which will have no preclusive effect in other matters involving third parties. The losing party will pay the costs of the arbitration and the reasonable legal fees and expenses of the prevailing party, as determined by the arbitrator. The parties will jointly pay arbitration costs pending a final allocation by the arbitrator. At any point in the dispute resolution process, either party may seek injunctive relief preserving the status quo pending the outcome of that process. Except as noted, the parties waive any right to judicial process. The U.S. Arbitration Act and JAMS/EndDispute rules will govern the arbitration process. Absent fraudulent concealment, neither party may raise a claim more than 3 years after it arises or any shorter period provided by applicable statutes of limitations. California law, without regard to its conflict-of-law provisions, will govern this Agreement. either party shall have any remedy to it available at law or in equity (but not in contradiction of the provisions including limitation of liability) hereunder. An attempt at settlement shall be deemed to have failed when one of the parties advises the other party in writing to this effect, in which event either party shall have any remedy to it available at law or in equity. Settlement discussions and materials will be confidential and inadmissible in any subsequent proceeding without both parties' consent.

                                  ARTICLE 13
                                    TAXES

All prices are in U.S. Dollars and are exclusive of any applicable taxes. Intraware shall be responsible for filing all appropriate federal, state and local tax forms related to payment for its Services under this Agreement. Intraware shall be responsible for sales or use taxes which are due solely by reason of Intraware's performance of Services hereunder other than taxes assessed on Intraware's income. Each party shall cooperate with the other in minimizing any applicable tax. In addition, each party shall reasonably cooperate with the other in the event of a government audit.

                                  ARTICLE 14
                                    EXPORT

Intraware shall comply fully with all then current applicable laws, rules and regulations relating to the export of technical data, including, but not limited to any regulations of the United States Office of Export Administration and other applicable governmental agencies and Intraware acknowledges that by virtue of certain security technology embedded in the Netscape Products, that export of such software may not be legal

                                  ARTICLE 15
                           MARKETING AND PROMOTION

     15.1 MARKETING COLLATERAL . Reasonable amounts of marketing collateral (i.e., pamphlets, brochures, and the like) associated with the SubscribNet-Registered Trademark- service will be made available to Netscape.

     15.2 OUTBOUND MARKETING . All outbound marketing content including all electronic communication with End Users who are not Intraware Customers will be approved by Netscape. The parties will mutually agree upon the guidelines for marketing materials, as set forth in the Statement of Work.

     15.3 NETSCAPE MARKETING EFFORTS. Netscape will use reasonable commercial efforts to communicate and disseminate the details of the SubscribNet program to its sales force, customer service representatives, technical support representatives, Channel Distributors, third party partners and end user customers upon implementation, launch and on an ongoing basis.

     15.4 JOINT PRESS RELEASE. Netscape and Intraware will jointly issue a press release describing Netscape's usage of Intraware's SubscribNet-Registered Trademark- service. Such release will be issued within 7 days of execution of this Agreement or as soon thereafter as possible. Netscape will support the release with timely and reasonably scheduled press and analyst calls.

     15.5 Response Times . Netscape shall respond to Intraware requests for approval of marketing materials within 24 hours during a business day or as soon as practicable thereafter, or otherwise in accordance with the Statement of Work, to ensure timely delivery of such materials to End Users, taking into consideration the importance of timeliness to the SubscribNet brand.

                                     ARTICLE 16
                                   MISCELLANEOUS

     16.1 Order of Priority . In the event of a conflict between this Agreement, the Statement of Work and any outstanding agreements between Netscape and Intraware, the order of priority of this Agreement shall be as follows: (a) this Agreement, (b) the Statement of Work and (c) other exhibits hereto.

     16.2 Force Majeure . Neither party shall be liable for delays in its performance of this Agreement occasioned by strikes, fires, accidents, or by other causes beyond its control. In the event of a stoppage or delay suffered by Intraware resulting from any such cause, Intraware shall perform such parts of the work as Intraware is capable of performing and shall resume full performance of the Services as soon as is reasonably practicable.

     16.3 Survival . The provisions of Sections 2.7 (A) and (C), 3.2 (Termination), 9.2 and 9.3 (Default), and Articles 10 (Limitation Of Liability), 11 (Ownership), 13 (Taxes), and 16 (Miscellaneous) shall survive termination of this Agreement. The provisions of Articles 6 (Representations and Warranty) and 8 (Indemnification) shall survive termination for a period of four years thereafter. The provisions of Article 7 (Confidentiality) shall survive termination of this Agreement for a period of five years thereafter.

     16.4 Assignment . Neither party to this Agreement shall assign any rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event of a merger or consolidation involving either party in which that party is not the surviving corporation the Agreement will transfer or be assigned to the resulting corporation or entity without approval provided that such acquiror agree in writing to be bound by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, executors, administrators, legal representatives and assigns.

     16.5 Severance . In the event that any provision of this Agreement shall be held by a court of law or other governmental agency to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

     16.6 Relationship . Intraware is an independent contractor and nothing contained herein shall be construed to create any other relationship between the parties. Nothing in this Agreement shall be construed to constitute either party as the agent of the other party for any purpose whatsoever, and neither party shall bind or attempt to bind the other party to any contract or the performance of any other obligation, or represent to any third party that it has the right to enter into any binding obligation on the other party's behalf.

     16.7 Governing Law . All questions concerning the validity and operation of this Agreement and performance of the obligations imposed upon the parties hereunder shall be governed by the substantive laws of the State of California. Jurisdiction and venue shall be in Santa Clara County or the Northern District of California.

     16.8 Headings . The headings and titles to the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

     16.9 Remedies . Unless otherwise expressly provided herein, the rights and remedies hereunder are in addition to, and not in limitation of, other rights and remedies available to the parties, and exercise of one right or remedy shall not be deemed a waiver of any other right or remedy.

     16.10 No Amendment or Waiver . No amendment, modification, deletion, addition or other change in this Agreement or any provision hereof, or wavier of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

     16.11 Entire Agreement . This Agreement supersedes all other agreements, oral or written, heretofore made with respect to the subject matter hereof and the transactions contemplated hereby and, with the Attachments hereto, contains the entire agreement of the parties.

     16.12 Notices . Notices and communications required or permitted to be given under this Agreement shall be written in English and shall addressed as set forth below.

If to Netscape:
     Netscape Communications Corporation
     501 E. Middlefield Road
     Mountain View, CA 94043
     Attention: Tony Weber
     Title: Finance Manager/Customer Satisfaction
     Telephone: 650/937-3095
     Fax: 650.937-5441

If to Intraware:
     Intraware, Inc.
     25 Orinda Way, Orinda CA 94563
     Attention: Cindy Mascheroni
     Title: Vice President Business Development
     Telephone: 925/254-4506
     Fax: 925/253-4599

Notice shall be sent by registered mail, postage prepaid, return receipt requested, by reputable overnight courier, paid by the sender, or by facsimile. The date of receipt shall be deemed to be the date on which such notice was actually received. Each party shall promptly give the other party written notice of any change of address.

     16.13 Complying with the Law . Intraware and Netscape agree to comply fully with all federal, state and local laws.

     16.14 Attorneys' Fees . The prevailing party in any dispute shall have all court costs, expenses, reasonable attorneys' fees, and any other relief a court orders paid by the other party.

     16.15. Insurance . Intraware, at its sole cost and expense, shall secure and maintain adequate insurance coverage as is necessary, as a reasonable prudent businessperson, for Intraware to bear all of its obligations under this Agreement. On Netscape's request, Intraware shall provide Netscape with satisfactory evidence of such insurance. Before any cancellation or material change in any coverage, Intraware shall provide Netscape with 30 days' advance written notice.

     16.16 Counterparts . This Agreement may be executed in counterparts or by facsimile, each of which shall be an original, and all of which together shall constitute one and the same agreement.


IN WITNESS WHEREOF, authorized representatives of the parties hereto have executed this Agreement as of the Effective Date.


NETSCAPE COMMUNICATIONS CORPORATION

By:   /s/ Dana Stalder
    ----------------------------------------------
Print name:  Dana Stalder
             -------------------------------------
Print title:  Director of Finance & Operation
                Enterprise Sales
             -------------------------------------


INTRAWARE INC.


By:   /s/ Donald M. Freed
    ----------------------------------------------
Print name:  Donald M. Freed
             -------------------------------------
Print title:  EVP / CFO
             -------------------------------------

                                    ATTACHMENT A
                                 STATEMENT OF WORK

See Attached Pages

                                    ATTACHMENT B
                                THIRD PARTY PRODUCTS


Products on the Netscape price list as of September 3, 1998 made by the vendors listed below.** (Inclusion on this list does not imply permission from any Third Party to perform some or all of the Services; that will need to be determined on a case by case basis between the parties.)

Oracle
Legato
Marimba
CS&T
Bull**
Grapevine
Novell
Diffusion
Actuate
Enwisen


** Bull products will be listed as soon as practicable.

                                    ATTACHMENT C
                              NETCENTER GENERAL TERMS

UPTIME

The Service will function substantially in accordance with the terms set forth in this Agreement. In any given twenty-four hour period during the Service Period, the Service shall have an uptime of at least 98% with industry standard downtime for maintenance, provided that such downtime not occur at peak traffic times. Intraware shall repair any malfunctions of the Service within a reasonable period of time not to exceed (i) 2 days for material malfunctions of the Service after written notice by any party of such condition, and (ii) 4 days for any non-material malfunction of the Service after written notice by any party of such condition or as otherwise agreed to by the parties.

MAILTO LINK

Notwithstanding the provisions below, Netscape may in its discretion require that the mailto link send certain help requests to Netscape, as the parties shall agree in the Statement of Work. For purposes of this Agreement, "Service Pages" shall refer to the co-branded pages on Netcenter being designated hereunder for the Service.

NETCENTER GENERAL TERMS




SEE ATTACHMENT
SEE ALSO ADDITIONAL ATTACHMENT TO BE MUTUALLY AGREED AND ATTACHED
AS EXHIBIT C-2, COVERING NETCENTER DESIGN AND SPECIFICATIONS AND
REPORTING REQUIREMENTS

                                   ATTACHMENT C-1
                           USER REGISTRATION AND PRIVACY

I. DEFINITIONS

"Netcenter Registration" means the portion of the registration that is maintained, hosted, and controlled by Netscape and applies to multiple services across Netcenter. Netcenter Registration includes the assignment of a user name, password, and the collection of core Netcenter user profile data including but not limited to: First name, Last name, Address, City, State, Country, Zip Code, Email Address, Age and Gender. Netscape Registration means any registration that is maintained, hosted, and controlled by Netscape and applies to Netscape's Web Site. Netscape Registration includes the assignment of a user name, password, and the collection of core user profile data including but not limited to: First name, Last name, Address, City, State, Country, Zip Code, Email Address, Age and Gender.

II. REGISTRATION PROCESS

To the extent that Intraware desires to offer a registration process, Intraware will be responsible for the implementation of the Service Registration and the integration of the Service with Netcenter Registration. The functionality, design, and, integration of the Service Registration process and Netcenter Registration will be subject to Netscape's approval, terms and conditions as defined this Agreement. Such specifications, terms and conditions may be revised by Netscape from time to time upon 30 days prior notice to Intraware. Intraware will implement changes within a 30 day period unless the parties mutually agreed otherwise. The point of entry to the registration area from the Service shall be hosted and controlled by Netscape unless otherwise determined by Netscape.

III. REGISTRATION FEATURES

The Service Registration area shall be co-branded and have a look and feel which is consistent with the implementation of the registration process in other sections of Netcenter. Intraware shall not launch the Service Registration until Netscape has notified Intraware in writing that Netscape has accepted Intraware's implementation. Intraware shall manage site access using Netcenter site access models, as such site access models shall be determined by Netscape from time to time upon notice to Intraware. Netscape shall transfer to Intraware all data necessary to provide site access to registered Netcenter users. Intraware will make commercially reasonable efforts to implement such changes within a 30 day period.

III.  DATA COLLECTED BY INTRAWARE DURING SERVICE REGISTRATION PROCESS

Netscape will determine the data to be collected in the Service Registration process considering Intraware's recommendations and technical restrictions. Netscape reserves the right to change such data requirements from time to time. Intraware will make BEST efforts [STILL AN ISSUE] to implement these changes within 5 working days unless mutually agreed to otherwise. If Netscape implements a Netcenter loyalty program, Intraware shall also offer end user loyalty selections as part of the Service Registration process at Netscape's request. Intraware shall deliver to Netscape data collected pursuant to such loyalty programs in a format and timeframe as mutually agreed to by the parties.

V.   DATA TRANSFER

Intraware shall use commercially reasonable efforts to transfer all end user data collected during the Service Registration process and data collected by any other means, to Netscape in real time data transfer, unless otherwise agreed to by the parties. Netscape reserves the right to request any information collected during the Service Registration to be supplied in a Netscape specified format and timeframe. If Intraware collects information about users accessing the Service in addition to information supplied by the users during the registration process, such information shall be made available to Netscape in a format and timeframe as the parties shall mutually agree.

VI.    NETCENTER CONSIDERATIONS

All third party programs participating in the Service within Netcenter shall register users with Netcenter when the user completes an order, if such user is not already registered with Netcenter. If a user is a registered Netcenter member, Intraware shall pre-populate relevant customer data fields in the customer order form based on information in the Netcenter database or seamlessly pass this information to the third party provider.

VII.   USE OF PERSONAL DATA

Ownership and use of customer data shall be as set forth in the Agreement.
Intraware: (i) shall have the right to aggregate such data and information and use such aggregated data only for marketing and reporting pertaining to the SubscribNet service and specifically not for sales solicitation of customers), except as required for legal, audit or tax purposes; (ii) shall not disclose to any third party such end user data and information without Netscape's prior written approval; and (iii) may use information collected about the users during registration or from any other means ("End User Information") only for the purpose of marketing Netcenter programs to the users. The parties shall treat all data pertaining to the Service, including without limitation Netscape Customer Data and Intraware Customer Data, as Confidential Information. Intraware may not disclose any non-Intraware customer data to any third party such end user data and information without Netscape's prior written approval. It is a material obligation of this Agreement that Intraware shall adhere to Netscape's then-current privacy policy, set forth at http://home.netscape.com/legal_notices/privacy.html or at such other URL as Netscape may designate from time to time. The parties will cooperate to create guidelines for Intraware's disclosure of aggregate statistical information concerning Service's demographics and use to advertisers. Intraware shall not resell or disclose such End User Information to any third party; provided however, that Intraware may sell or disclose such End User Information to third parties upon prior notice to and consent from such end users and written approval from Netscape. If Netscape determines that Intraware or third party in contract with Intraware is not complying with the terms of use of personal data published on Netscape's Web Site at http://home.netscape.com/netcenter/index.html, or such other URL as Netscape may determine from time to time, Netscape may terminate this Agreement upon written notice to Intraware if Intraware is not in compliance within 5 days of written notice from Netscape. After a given end user has requested to be "unsubscribed" from the Service, Intraware will terminate all Services unless otherwise specified by the user and discontinue any use of the End User Information associated with the given user. After the termination or expiration of the Service Period, Intraware will transfer all non-Intraware customer data, including Netscape Customer Data, to Netscape and destroy all copies of that data.

                                 ATTACHMENT C-2


-NETCENTER DESIGN AND IMPLEMENTATION SPECIFICATIONS
-NETCENTER REPORTING REQUIREMENTS

                                 ATTACHMENT D
                   MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT


PREVIOUSLY EXECUTED DOCUMENT MUST BE ATTACHED

                                 ATTACHMENT D
                               ESCROW AGREEMENT

SEE ATTACHED PAGES